UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant [X]                               Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

CAMBRIA ETF TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Cambria ETF Trust

IMPORTANT NOTICE:

Please exercise your right to vote as soon as possible!

Dear Shareholder:

Hi, my name is Mebane Faber, and I’m the President of Cambria ETF Trust as well as the CEO and Chief Investment Officer of Cambria Investment Management, L.P. Thank you for being a shareholder in a Cambria ETF.

We recently sent you proxy materials concerning an important proposal affecting your fund(s), which was considered at a Special Meeting of Shareholders of the funds on June 22, 2018, at 10:00 a.m. Pacific Time, at the Trust’s offices located at 2321 Rosecrans Avenue, Suite 3225, El Segundo, California 90245. The meeting has been adjourned to allow shareholders more time to vote, and will reconvene on July 20, 2018 at the same location. This letter was sent because you held shares in the fund(s) on the record date and we have not received your vote.

YOUR FUND’S BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL

YOUR VOTE IS VERY IMPORTANT

VOTING NOW HELPS MINIMIZE PROXY COSTS, AVOIDS UNNECESSARY COMMUNICATIONS

AND ELIMINATES PHONE CALLS TO SHAREHOLDERS

Please vote using one of the following options:

1.	VOTE ONLINE

Log on to www.proxyvote.com or scan the QR code shown on your vote instruction card. Please have your vote instruction card in hand to access your control number (located in the box) and follow the on-screen instructions.

2.	VOTE BY TOUCH-TONE TELEPHONE

Call the toll free number listed on your vote instruction card. Please have your vote instruction card in hand to access your control number (located in the box) and follow the recorded instructions.

3.	VOTE BY MAIL

Complete, sign and date the vote instruction card and then return it in the enclosed postage paid envelope.

The proxy materials we sent you contain important information regarding the proposal that you and other shareholders are being asked to consider. Please read the materials carefully. If you have any questions regarding the proposal, or need assistance with voting, you may call Computershare Fund Services, the funds’ proxy solicitor, toll free at 1-866-963-6135.

View or download the Proxy Statement: https://www.proxy-direct.com/cam-29973

Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.

Sincerely,

Meb